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                                    Press Release, Dated November 4, 1997



Doug Carson & Associates and TTR Technologies Sign an Agreement For DCA to License TTR's DiscGuard CD/DVD Anti Piracy Technology

FOR IMMEDIATE RELEASE
KFAR SABA, Israel; CUSHING, OK, USA--November 4, 1997 -- TTR Technologies Ltd., a wholly owned subsidiary of TTR, Inc. (OTC EBB: TTRE) and Doug Carson & Associates, Inc. (DCA), jointly announced a licensing agreement to incorporate TTR's DiscGuard technology for optical media authenticity verification in DCA's Mastering Interface System (MIS).

DiscGuard is a proprietary technology that enables software and electronic content publishers using optical media (e.g. CD-ROM, CD-R, DVD-ROM, DVD-R) to protect their intellectual property against illegal replication and use. DiscGuard enhanced MIS places an indelible "fingerprint" on the optical media at the time of manufacture. The DiscGuard "fingerprint" can be read by CD/DVD readers but cannot be duplicated by CD-R/DVD-R recorders or by remastering, making it a highly effective weapon in the battle against the illegal replication of software, music, motion pictures, video and other content distributed on optical media.

This agreement follows and is in line with a Memorandum Of Understanding (MOU) signed between the parties in March of this year. Since signing the MOU, DCA and TTR have been working jointly to productize the technology, integrate it into DCA's MIS V6 machines and test it at a mastering and replication facility.

According to the terms of the agreement, DCA holds an exclusive worldwide license to bundle DiscGuard into its MIS V6 machines. MIS is currently operating in 75% of the world's mastering machines. The software components necessary to implement DiscGuard, will be licensed under separate agreements between TTR, replicators and software publishers and content providers.

Said Doug Carson, CEO of DCA, "To be effective, copy protection technology must stay ahead of pirates' capabilities. TTR has done an excellent job of understanding the entire problem of piracy as well as optical disc technology in order to create the DiscGuard solution. I am very pleased that TTR has chosen DCA to implement DiscGuard and to make DiscGuard available to our mastering customers world-wide."

Mr. Arik Shavit CEO of TTR Technologies said, "We are very pleased to finalize and sign this agreement with DCA. TTR's agreement with DCA is a major step towards


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the achievement of TTR's strategy to establish DiscGuard as a worldwide standard in the battle against digital piracy. This agreement significantly demonstrates recognition and confirmation of the viability of the DiscGuard technology by the world's leading provider of signal processing systems." Mr. Shavit added, "Software developers, publishers and movie producers will be able to protect their products' content, release more titles and create the critical mass needed for the DVD industry to take off."

DCA is the world's leading supplier of signal processing systems for optical media mastering machines, the key component in the production of CD/DVD optical disc glass masters. The DiscGuard option will be available before year-end on DCA's Mastering Interface System (MIS) V6. DCA has fully staffed sales and support offices in the US, Europe and Japan as well as distributors in the rest of Asia.

TTR Technologies Ltd., an Israeli high-tech company wholly owned by US based TTR, Inc. (OTC EBB: TTRE), is primarily engaged in the development and marketing of a family of proprietary products that are designed to protect intellectual property rights and prevent the unauthorized reproduction and use of electronic content and optical media. In addition to DiscGuard, TTR markets DiscAudit, for protecting audio Compact Discs against illegal replication. DiscAudit utilizes DiscGuard technology to place a non-copyable "fingerprint" on the audio disc providing the means to distinguish between authentic and illegally replicated audio CDs.

Contacts:

Bob Olson, VP Sales and Marketing -
Doug Carson & Associates, Inc.
(918) 225-0346, Fax: (918) 225-1113

Arik Shavit, CEO & General Manager -
TTR Technologies Ltd.
+972-9-766-2393, Fax: +972-9-766-2394

Robert Friedman, CFO - TTR, Inc.
(212) 333-3355, Fax: (212) 333-7891


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